EXHIBIT 10.1

$50,000,000 REVOLVING CREDIT FACILITY

$475,000,000 TERM LOAN

CREDIT AGREEMENT

dated as of

[                    ], 2005

among

ENTERPRISE GP HOLDINGS L.P.

The Lenders Party Hereto,

LEHMAN COMMERCIAL PAPER, INC.

as Co-Administrative Agent,

CITICORP NORTH AMERICA, INC.,

as Co-Administrative Agent and Paying Agent,

                                                                                  ,

as Syndication Agent,

and

                                                                                  ,

as Documentation Agent

LEHMAN BROTHERS INC.

and

CITIGROUP GLOBAL MARKETS INC.

as Co-Arrangers and Joint Bookrunners

-i-

-ii-

SECTION 9.13.	INTEREST RATE LIMITATION	51
SECTION 9.14.	RESERVED	51
SECTION 9.15.	SEPARATENESS	51
SECTION 9.16.	USA PATRIOT ACT NOTICE	51

SCHEDULES:

Schedule 2.01 –	Commitments
Schedule 3.06 –	Disclosed Matters
Schedule 3.12 –	Subsidiaries
Schedule 6.02 –	Permitted Liens
Schedule 6.06 –	Restrictive Agreements

EXHIBITS:

Exhibit A –	Form of Assignment and Acceptance
Exhibit B –	Form of Borrowing Request
Exhibit C –	Form of Interest Election Request
Exhibit D –	Form of Opinions of Borrower’s Counsel
Exhibit E –	Form of Compliance Certificate
Exhibit F-1 –	Form of Revolving Credit Note
Exhibit F-2 –	Form of Term Note
Exhibit G –	List of Security Instruments

-iii-

THIS CREDIT AGREEMENT (this “Agreement”) dated as of             , 2005, among ENTERPRISE GP HOLDINGS L.P., a Delaware limited partnership; the LENDERS party hereto; LEHMAN COMMERCIAL PAPER, INC., as Co-Administrative Agent; CITICORP NORTH AMERICA, INC., as Co-Administrative Agent and Paying Agent;                                                          , as Syndication Agent; and                     , as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Paying Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement dated as of                     , 2005, among Enterprise GP Holdings L.P., a Delaware limited partnership; the Lenders party hereto; Citicorp North America, Inc., as Co-Administrative Agent and Paying Agent; Lehman Commercial Paper, Inc., as Co-Administrative Agent;                      as Syndication Agent;                      as Documentation Agent and Lehman Brothers Inc. and Citigroup Global Markets Inc. as Co-Arrangers and Joint Bookrunners.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total amount of outstanding Loans (or if no Loans are outstanding, Commitments) represented by the amount of such Lender’s outstanding Loans (or if no Loans are outstanding, Commitments), as modified from time to time to reflect any assignments permitted by Section 9.04.

“Applicable Rate” means, for any day, (a) with respect to any Eurodollar Loan, 2.25%, (b) with respect to any ABR Loan, 1.00%, and (c) with respect to commitment fees, 0.50%.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Paying Agent, in substantially the form of Exhibit A or any other form approved by the Paying Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments.

“Available Cash” has the meaning set forth in the Partnership Agreement as of the date of this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Enterprise GP Holdings L.P., a Delaware limited partnership.

“Borrower’s IPO” means the initial public offering of units of the Borrower.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and being in the form attached hereto as Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

“Change in Control” means Duncan shall cease to own, directly or indirectly, at least a majority (on a fully converted, fully diluted basis) of the economic interest in the partnership interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Commitment.

“Co-Administrative Agent” means each of Citicorp North America, Inc. and Lehman Commercial Paper, Inc., each in its capacity as co-administrative agent for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and its Term Commitment, as applicable.

“Consolidated EBITDA” means for any period, without duplication, the sum (without duplication) of (i) the amount of the distributions payable with respect to such period by Enterprise to the Borrower or any wholly-owned Subsidiary of the Borrower which owns any Enterprise Common Units, with respect to such Enterprise Common Units and which are actually made on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (ii) the amount of the distributions payable with respect to such period by Enterprise GP or any Subsidiary of the Borrower to the Borrower which are actually made on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (iii) operating income of the Borrower and its consolidated Subsidiaries for such period, plus (iv) depreciation and amortization for such period, plus (v) cash distributions or dividends received by the Borrower during such period from entities not consolidated with the Borrower, plus (vi) other cash income received by the Borrower and its consolidated Subsidiaries during such period, [plus (vii) the amount of all payments during such period on leases of the type referred to in clause (d) of the definition herein of Indebtedness and the amount of all payments during such period under other off-balance sheet loans and financings of the type referred to in such clause (d),] minus (viii) operating lease expense (other than operating lease expense arising from leases described in clause (vii) of this definition) for such period to the extent not already deducted in the calculation of operating income, determined in each case, on a consolidated basis in accordance with GAAP. Consolidated EBITDA will not include any extraordinary, unusual or non-recurring gains or losses from asset sales.

“Consolidated Indebtedness” means the Indebtedness of the Borrower, its consolidated Subsidiaries and Enterprise GP determined on a consolidated basis as of any date; provided, however, that in determining the Indebtedness incurred by Enterprise GP for the purposes of this definition, Indebtedness of Enterprise that is non-recourse to Enterprise GP shall not be included.

“Consolidated Interest Expense” means for any period, the interest expense of the Borrower, its consolidated Subsidiaries and Enterprise GP determined on a consolidated basis for such period; provided, however, that in determining the interest expense for Enterprise GP for the purposes of this definition, interest expense of Enterprise that is not paid by Enterprise GP shall not be included.

“Consolidated Net Worth” means as to any Person, at any date of determination, the sum of preferred stock (if any), par value of common stock, capital in excess of par value of common stock, partners’ capital or equity, and retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Documentation Agent” means                     , in its capacity as documentation agent for the Lenders hereunder.

“dollars” or “$” refers to lawful money of the United States of America.

“Duncan” means, collectively, individually or in any combination, Dan L. Duncan, his wife, descendants, heirs and/or legatees and/or distributees of Dan L. Duncan’s estate, and/or trusts established for the benefit of his wife, descendants, such legatees and/or distributees and/or their respective descendants, heirs, legatees and distributees.

“Effective Date” means the date specified in the notice referred to in the last sentence of Section 4.01.

“Enterprise” means Enterprise Products Partners L.P., a Delaware limited partnership.

“Enterprise Common Units” means the common units of limited partner interests in Enterprise.

“Enterprise GP” means Enterprise Products GP, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any Subsidiary or Enterprise GP directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOLP” means Enterprise Products Operating L.P., a Delaware limited partnership.

“Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Paying Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 25, 2005, among EPCO, Inc., as borrower, Lehman Commercial Paper, Inc. and Citicorp North America, Inc., as Co-Administrative Agents, and the lenders party thereto, together with any and all amendments and supplements thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; provided, that the guaranteed obligations described in clauses (a) and (b) include, in the case of obligations of the Borrower, any Subsidiary or Enterprise GP, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, further, that the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a subsidiary of such Person, shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, the day that occurs three months after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business

Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” means the ratio of Consolidated Indebtedness as of the last day of a fiscal quarter divided by Consolidated EBITDA for the four fiscal quarter period then ended. The Leverage Ratio will be re-calculated as of the end of each quarter and shall be effective upon the delivery date of the compliance certificate as provided for in Section 5.01.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Paying Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, operating leases are not “Liens.”

“Loan Documents” means this Agreement, all promissory notes executed and delivered pursuant to Section 2.10(e), the Borrowing Request and the Security Instruments, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any Indebtedness or obligations of the Borrower or its Subsidiaries hereunder) now or hereafter entered into in connection with the Loans or any other Indebtedness under this Agreement, as such documents, instruments or agreements may be amended, supplemented, restated, or otherwise modified from time to time.

“Loans” means the Term Loans and Revolving Credit Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Change” means a material adverse change, from that in effect on the date of formation of the Borrower, in the financial condition or results of operations of the Borrower, its consolidated Subsidiaries and Enterprise GP, taken as a whole, [as indicated in the most recent quarterly or annual financial statements][Discuss].

“Material Adverse Effect” means a material adverse effect on financial condition or results of operations of the Borrower, its Subsidiaries and Enterprise GP, taken as a whole, [as indicated in the most recent quarterly or annual financial statements][Discuss].

“Material Indebtedness” means Indebtedness (other than the Loans), in an aggregate principal amount exceeding $25,000,000.

“Material Subsidiary” means each Subsidiary that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower as of such day.

“Maturity Date” means February 24, 2006.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

“Partnership Agreement” means the Agreement of Limited Partnership of the Borrower dated as of [July     , 2005].

“Paying Agent” means Citicorp North America, Inc., in its capacity as paying agent for the Lenders hereunder.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a) liens existing on the Effective Date which are approved by the Paying Agent and listed on Schedule 6.02 on property other than the “Collateral” described in the Security Instruments listed in Exhibit G;

(b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(c) liens for taxes and assessments which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower, any Subsidiary or Enterprise GP in good faith by appropriate proceedings;

(d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;

(e) any lien upon property or assets acquired or sold by the Borrower, any Subsidiary or Enterprise GP resulting from the exercise of any rights arising out of defaults on receivables;

(f) any lien in favor of the Borrower, any Subsidiary or Enterprise GP;

(g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower, any Subsidiary or Enterprise GP for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower, any Subsidiary or Enterprise GP or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(k) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Borrower, any Subsidiary or Enterprise GP and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien (i) does not encumber the “Collateral” described in the Security Instruments listed in Exhibit G, and (ii) with respect to other property or assets, only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary;

(l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower, the applicable Subsidiary or Enterprise GP has not exhausted its appellate rights;

(m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower, its Subsidiaries and Enterprise GP (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower, any Subsidiary or Enterprise GP.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means, whether owned or leased on the date hereof or thereafter acquired, any processing or manufacturing plant or terminal owned or leased by the Borrower, any Subsidiary or Enterprise GP that is located in the United States or any territory or political subdivision thereof, excluding, however:

(i) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(ii) any such asset, plant or terminal which, in the opinion of the board of directors of the Borrower, is not material in relation to the activities of the Borrower, its Subsidiaries and Enterprise GP taken as a whole.

“Quarterly Date” means the last day of each March, June, September and December, in each year, the first of which shall be September 30, 2005; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

“Reference Banks” means Citibank, N.A. and ___________________________________________.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any (x) dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests issued by the Borrower, [any Subsidiary or Enterprise GP][Discuss.], or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests issued by the Borrower or any option, warrant or other right to acquire any Equity Interests issued by the Borrower [and (y) any loans or advances to any Person other than to a Subsidiary]. [Discuss.]

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 under “Revolving Credit Commitment,” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans at such time.

“Revolving Credit Loans” means Loans made pursuant to Section 2.01(a).

“Security Instruments” means the agreements or instruments described or referred to in Exhibit G, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) pursuant to Section 5.04 to secure the payment or performance of any such Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, association or other entity (other than a partnership) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower other than Enterprise, Enterprise GP and their respective subsidiaries.

“Syndication Agent” means __________________________________, in its capacity as syndication agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, as to each Lender, the commitment of such Lender to make a Term Loan in the amount set forth opposite such Lender’s name under “Term Commitment” on Schedule 2.01, as the same may be modified from time to time to reflect any assignment permitted by Section 9.04.

“Term Loans” means the term loans made pursuant to Section 2.01(b).

“Termination Date” means the earlier to occur of (i) the Maturity Date or (ii) the date that the Revolving Credit Commitments are terminated pursuant to Section 2.09 or ARTICLE VII.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the execution, delivery and performance by the Borrower, Enterprise GP and each Subsidiary party to a Security Instrument, of each of the Security Instruments to which they respectively are a party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g. “Eurodollar Revolving Credit Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with (i) except for purposes of Section 6.07, GAAP, as in effect from time to time; provided that, if the Borrower notifies the Paying Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Paying Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) for purposes of Section 6.07, GAAP, as in effect on December 31, 2004.

Section 1.05. Annualized Financial Information. Until the expiration of four fiscal quarters following the Effective Date, compliance with Section 6.07 shall be computed on an annualized basis.

ARTICLE II

The Credits

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b) Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower not to exceed its Term Commitment. Such Term Loans shall be made by way of a single Borrowing funded pursuant to a Borrowing Request made on or before the Effective Date. Any portion of each Lender’s Term Commitment not utilized by such Borrowing on such date shall be permanently canceled.

Section 2.02. Loans and Borrowings.

(a) Each Loan of any Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or elect to continue any Eurodollar Borrowing, or elect to convert any ABR Borrowing to a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Request for Borrowing. To request a Borrowing, the Borrower shall notify the Paying Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Borrowing Request signed by the Borrower. The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Class of such Borrowing;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Paying Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Reserved.

Section 2.05. Reserved.

Section 2.06. Reserved.

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York City time, to the account of the Paying Agent designated by it for such purpose by notice to the Lenders. The Paying Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request

(b) Unless the Paying Agent shall have received notice from a Lender on or prior to the proposed date of any Borrowing that such Lender will not make available to the Paying Agent such Lender’s share of such Borrowing, the Paying Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Paying Agent, then the applicable Lender and the Borrower severally agree to pay to the Paying Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Paying Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or, if no Interest Period is so specified, of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Paying Agent of such election by telephone by (i) 11:00 a.m., New York City time, three Business Days before the date of the proposed election, or (ii) in the case of a conversion to an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Paying Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Paying Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Commitments.

(a) The Term Commitments shall permanently terminate upon the funding of the initial Term Borrowing or if the Borrowing Request for such initial Term Borrowing has not been made by the close of business on                     , 2005, upon such close of business.

(b) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.

(c) The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(d) The Borrower shall notify the Paying Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Paying Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit

Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Paying Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

(e) Any termination of the Commitments pursuant to this Section 2.09 or ARTICLE VII shall be permanent.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Paying Agent for the ratable account of the holders of the Loans the unpaid principal amount of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Paying Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit F-1 or Exhibit F-2, as appropriate. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice and other limitations set forth in this Section. Any amounts of Term Borrowings so prepaid may not be reborrowed. Each prepayment pursuant to this Section 2.11 shall be applied first, to reduce pro rata all Term Loans, and second, to reduce pro rata all Revolving Credit Loans being prepaid.

(b) The Borrower shall notify the Paying Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Paying Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing pursuant to Section 2.11(a) shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Borrowing, or $3,000,000 in the case of a Eurodollar Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) Upon the receipt by the Borrower, any Subsidiary or Enterprise GP of the net cash proceeds from any issuance of debt or equity by the Borrower, any such Subsidiary or Enterprise GP (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall prepay the outstanding amount of the Loans up to the full amount of such net cash proceeds; provided that the (i) Borrower shall be entitled to retain up to $25,000,000 in connection with the Borrower’s IPO and (ii) Borrower shall be entitled to retain up to $25,000,000 in net proceeds from the issuance of equity of the Borrower, its Subsidiaries or Enterprise GP to any Affiliate of the Borrower, any one of the Borrower’s Subsidiaries or Enterprise GP. Any amounts so prepaid may not be reborrowed.

(d) If at any time the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, except as a result of termination of Revolving Credit Commitments pursuant to Article VII, the Borrower shall prepay the Revolving Credit Loans in an amount equal to such excess.

Section 2.12. Fees.

(a) The Borrower shall pay to the Paying Agent for the account of the Lenders a commitment fee on the daily average unused amount of the total Revolving Credit Commitments for the period from and including the Effective Date up to, but excluding, the Termination Date at the Applicable Rate for commitment fees. Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the total Revolving Credit Commitments are terminated or the Termination Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Paying Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Paying Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Paying Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Loans.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest determined by reference to the LIBO Rate or clause (b) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Paying Agent, and such determination shall be conclusive absent manifest error.

(f) The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Paying Agent) pay to the Lender giving such notice such additional interest; provided, however, that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Paying Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or

(b) the Paying Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Paying Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Paying Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.

Section 2.15. Illegality; Increased Costs.

(a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Loans, such Lender shall so notify the Paying Agent. Upon receipt of such notice, the Paying Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Paying Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay (which prepayment shall not be subject to Section 2.11) in full the then outstanding principal amount of such Eurodollar Loans, together with the accrued interest thereon.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.13(f)); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(c) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d) A certificate of a Lender setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period).

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto

(including as a result of an Event of Default, but excluding any mandatory prepayment made as and when required by Section 2.11(d)), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (whether due to a failure to satisfy all conditions thereto or otherwise, and regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Paying Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Paying Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify or reimburse a Lender pursuant to this Section for any Indemnified Taxes or Other Taxes imposed or asserted more than 90 days prior to the date that such Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of such Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender, or by the Paying Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at such reduced rate.

(f) Should any Lender or the Paying Agent during the term of this Agreement receive any refund, credit or deduction from any taxing authority to which such Lender or the Paying Agent would not be entitled but for the payment by the Borrower of Taxes (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender or the Paying Agent in its sole discretion), such Lender or the Paying Agent, as the case may be, thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Lender or the Paying Agent, as the case may be, and determined by such Lender or the Paying Agent, as the case may be, to be attributable to such refund, credit or deduction.

(g) Except for a request by the Borrower under Section 2.19(b), no Foreign Lender shall be entitled to the benefits of Section 2.17(a) or Section 2.17(c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Paying Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent at its offices at                                         , except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Paying Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Paying Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Paying Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Paying Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Paying Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Paying Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13(f) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(f), Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.

(b) If any Lender requests compensation under Section 2.13(f) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Paying Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Paying Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrower, its Subsidiaries and Enterprise GP is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s limited partnership powers and have been duly authorized by all necessary partnership action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) filings and recordings required to perfect the Liens created under the Security Instruments, (b) will not violate any law or regulation applicable to the Borrower or the limited partnership agreement, charter, by-laws or other organizational documents of the Borrower, any of its Subsidiaries or Enterprise GP or any order of any Governmental Authority to which the Borrower, any of its Subsidiaries or Enterprise GP is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower, any of its Subsidiaries or Enterprise GP or assets of Borrower, any of its Subsidiaries or Enterprise GP, or give rise to a right thereunder to require any payment to be made by the Borrower, any of its Subsidiaries or Enterprise GP, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, any of its Subsidiaries or Enterprise GP that is prohibited hereby.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) the pro forma consolidated balance sheet of the Borrower as of March 31, 2005 and (ii) the audited financial statements of Enterprise GP for the period ended December 31, 2004 and the unaudited quarterly financial statements of Enterprise GP for the fiscal quarter ended March 31, 2005.

(b) No Material Adverse Change exists.

Section 3.05. Reserved.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or Enterprise GP (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower, nor any of its Subsidiaries, nor Enterprise GP (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.07. Compliance with Laws; No Default. Each of the Borrower, its Subsidiaries and Enterprise GP is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries nor Enterprise GP is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.09. Taxes. Each of the Borrower, its Subsidiaries and Enterprise GP has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such Subsidiary or Enterprise GP, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Paying Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12. Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those listed on Schedule 3.12 hereto. As of the Effective Date, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by Borrower, and the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary. As of the Effective Date, Schedule 3.12 hereto lists the correct ownership of Enterprise and Enterprise GP.

Section 3.13. Margin Securities. Neither the Borrower, nor any Subsidiary nor Enterprise GP is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.

Section 3.14. Reserved.

Section 3.15. Not a “Reportable Transaction”. The Borrower does not intend to treat the Borrowings and related Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify each Administrative Agent thereof. If the Borrower so notifies each Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Borrower shall cooperate in good faith with each Administrative Agent and such Lender or Lenders, as applicable, in connection with any action such parties reasonably determine is necessary to comply with such Treasury Regulations.

Section 3.16. Priority; Security Matters. The Security Instruments create valid security interests in the collateral described therein in favor of each Administrative Agent for the benefit of the Lenders securing the Obligations and constitute perfected first priority security interests in such collateral described therein subject to no Liens other than those permitted by Section 6.02 hereof, except to the extent such security interests are not perfected or do not have first priority status solely as a result of any action or inaction by either Administrative Agent or any Lender occurring after the execution and delivery of the Loan Documents.

Section 3.17. Foreign Assets Control Regulation. Borrower’s use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

ARTICLE IV

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Loans shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied.

(a) The Co-Administrative Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Co-Administrative Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Co-Administrative Agents shall have received a favorable written opinion (addressed to the Co-Administrative Agents and the Lenders and dated the Effective Date) of Richard H. Bachmann, Executive Vice President and Chief Legal Officer of the Borrower, and Bracewell & Giuliani LLP, substantially in the forms attached as Exhibit D.

(c) The Co-Administrative Agents shall have received such documents and certificates as the Co-Administrative Agents or their counsel may reasonably request relating to the organization and existence of the Borrower, its Subsidiaries and Enterprise GP, the authorization of the Transactions and any other legal matters relating to the Borrower, its Subsidiaries and Enterprise GP, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Co-Administrative Agents and their counsel.

(d) The Co-Administrative Agents shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by the Borrower.

(e) The Co-Administrative Agents (or their counsel) shall have received each of the Security Instruments, including those described on Exhibit G, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(f) The Co-Administrative Agents shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Co-Administrative Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) Reserved.

(i) The Lenders shall have received the pro forma consolidated balance sheet of the Borrower as of March 31, 2005, the audited financial statements of Enterprise GP for the period ended December 31, 2004 and the unaudited quarterly financial statements of Enterprise GP for the fiscal quarter ended March 31, 2005.

(j) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower in connection with the Transactions and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

(k) The Co-Administrative Agents shall have received all financing statements and other documents required to perfect the Liens granted by the Security Instruments, in each case duly executed by the applicable party, and appropriate Uniform Commercial Code search reports reflecting no prior Liens, except for Permitted Liens and Liens under the Existing Credit Agreements.

The date upon which all of the foregoing conditions are satisfied shall be the “Effective Date.” The Paying Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Acceptance of the proceeds of the Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Co-Administrative Agents and each Lender:

(a) Promptly after becoming available and in any event within 120 days after the close of each fiscal year of the Borrower (i) the audited consolidated and unaudited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flow and unaudited consolidated statement of income of the Borrower and its consolidated subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;

(b) Promptly after their becoming available and in any event within 60 days after the close of each fiscal quarter (except after the close of each fiscal year) of the Borrower, (i) the unaudited consolidated and consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flow and unaudited consolidated statement of income of the Borrower and its consolidated subsidiaries for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer of the Borrower to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustments; and

(c) Within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.07.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Co-Administrative Agents and each Lender prompt written notice of the following:

(a) the occurrence of any Event of Default; and

(b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its, and its Subsidiaries’ and Enterprise GP’s legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

Section 5.04. Further Assurances. The Borrower will and will cause each Subsidiary and Enterprise GP to cure promptly any defects in the creation and issuance of any promissory note created and issued pursuant to Section 2.10(e) and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each

Subsidiary and Enterprise GP to promptly execute and deliver to the Paying Agent upon reasonable request all such other documents, agreements and instruments necessary to comply with or accomplish the covenants and agreements of the Borrower, any Subsidiary or Enterprise GP, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for all indebtedness, obligations and liabilities of the Borrower to the Agent and/or the Lenders under any of the Loan Documents, or to correct any unintended omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary in connection therewith.

Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries and Enterprise GP to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries and Enterprise GP to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries and Enterprise GP to, permit any representatives designated by the Co-Administrative Agents or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries and Enterprise GP to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds. The entire proceeds of the Loans will be used to repay certain debt to Affiliates. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 5.09. Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries and Enterprise GP to establish and implement, such procedures as may be necessary to assure that any failure of the following does not have a Material Adverse Effect: (i) all property of the Borrower, its Subsidiaries and Enterprise GP and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower, its Subsidiaries or Enterprise GP except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil or Hazardous Materials is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

Section 5.10. ERISA Information. The Borrower will furnish to the Co-Administrative Agents:

(a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary, Enterprise GP or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary, Enterprise GP or any ERISA Affiliate to incur withdrawal liability in excess of $5,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and

(b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, Enterprise GP, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.

Section 5.11. Taxes. Pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower, any Subsidiary or Enterprise GP or upon the income or any property of the Borrower, any Subsidiary or Enterprise GP; provided, however, that neither the Borrower, nor any Subsidiary, nor Enterprise GP shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower, its Subsidiary or Enterprise GP, and if the Borrower, its Subsidiary or Enterprise GP shall have set up reserves therefor adequate under GAAP or if no Material Adverse Effect shall be occasioned by all such failures in the aggregate.

Section 5.12. Indebtedness of Enterprise. The Borrower shall cause all contractual Indebtedness of Enterprise to be non-recourse to Enterprise GP.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower shall not, and shall not permit any Subsidiary or Enterprise GP to create, incur or assume any Indebtedness on or after the date hereof, except:

(a) Indebtedness incurred under this Agreement;

(b) intercompany Indebtedness;

(c) other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; and

(d) in the case of Enterprise GP, Indebtedness incurred by it solely as a result of its status as general partner of Enterprise, so long as such Indebtedness does not result from Indebtedness of Enterprise that violates the covenant in Section 5.12 of this Agreement.

provided, however, that neither Borrower, nor any of its Subsidiaries nor Enterprise GP shall create, incur or assume any Indebtedness pursuant to any provision of this Section 6.01 if an Event of Default shall have occurred and be continuing or would result from such creation, incurrence or assumption.

Section 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary or Enterprise GP to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien and Liens to secure Indebtedness permitted under Section 6.01(c), on any Principal Property or upon any Equity Interests of any Subsidiary or Enterprise GP owning or leasing any Principal Property, now owned or hereafter acquired by the Borrower, such Subsidiary or Enterprise GP to secure any Indebtedness of the Borrower, any Subsidiary, Enterprise GP, Enterprise or any other Person (other than the Indebtedness under this Agreement), without in any such case making effective provision whereby any and all Indebtedness under this Agreement then outstanding will be secured by a Lien equally and ratably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured.

Section 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries or Enterprise GP (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity and (ii) Borrower may sell or otherwise dispose of all or any portion of the Equity Interests of any of its Subsidiaries except to the extent such Equity Interests constitute Collateral.

Section 6.04. Reserved.

Section 6.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries or Enterprise GP to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except that so long as no Event of Default shall have occurred and be continuing and provided that no Event of Default would result from the making of such Restricted Payment:

(i) any Subsidiary or Enterprise GP may make Restricted Payments to the Borrower, or any Subsidiary; and

(ii) the Borrower may make Restricted Payments from Available Cash

Section 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries, Enterprise, Enterprise GP or EOLP to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto or restrictions or conditions existing on the date hereof and identified on Schedule 6.06 (or any other restriction or condition substantially the same as those listed on Schedule 6.06), which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary or Enterprise GP to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower, Enterprise, Enterprise GP, EOLP, or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower, Enterprise, Enterprise GP, EOLP or any Subsidiary, in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) existing on the date hereof and identified on Schedule 6.06, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any subsidiary of Enterprise, Enterprise GP or EOLP at the time such subsidiary was merged or consolidated with or into, or acquired by, Enterprise, Enterprise GP or EOLP or a subsidiary of any of them or became a subsidiary of Enterprise, Enterprise GP or EOLP and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors, or equivalent, of Enterprise, Enterprise GP or EOLP, (v) constituting customary provisions restricting subletting or assignment of any leases of Enterprise, Enterprise GP, EOLP or any subsidiary of any of them or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a subsidiary of Enterprise, Enterprise GP or EOLP under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a subsidiary of Enterprise, Enterprise GP or EOLP and Enterprise GP, Enterprise or EOLP or another subsidiary of any of them, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, or (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property.

Section 6.07. Financial Condition Covenants.

(a) Minimum Net Worth. The Borrower will not permit its Consolidated Net Worth as of the last day of any fiscal quarter of the Borrower to be less than $275,000,000.

(b) Leverage Ratio. The Borrower shall not permit its Leverage Ratio, determined as of the end of each of its fiscal quarters to exceed (i) 6.00 to 1.00 prior to the Borrower’s IPO, and 4.00:1.00 after the Borrower’s IPO, For purposes of this Section 6.07(b), if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of each Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, any party to a Loan Document (other than Co-Administrative Agents, the Paying Agent or any Lender), or any Material Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any Security Instrument, report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08 or in Article VI;

(e) the Borrower or, in the case of the Security Instruments, any “Pledgor” (as defined in the Security Instruments) shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any Security Instrument, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Paying Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower, Enterprise, Enterprise GP, EOLP or any Material Subsidiary shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and to the extent of any applicable grace period only, such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;

(g) the Borrower, Enterprise, Enterprise GP, EOLP or any Material Subsidiary shall default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in subsection (f) of this Article VII) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed or any Person referenced below, or such Person’s assets, shall otherwise become subject to such proceeding or petition seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any party to a Loan Document (other than Co-Administrative Agents, the Paying Agent or any Lender), Enterprise, Enterprise GP, EOLP, or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any party to a Loan Document (other than the Co-Administrative Agents, the Paying Agent or any Lender), Enterprise, Enterprise GP, EOLP or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any party to a Loan Document (other than the Co-Administrative Agents, the Paying Agent or any Lender), Enterprise, Enterprise GP, EOLP or any Material Subsidiary shall (i) voluntarily commence any proceeding, file any petition or any such Person, or any such Person’s assets, shall otherwise become subject to such proceeding or petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any party to a Loan Document (other than the Co-Administrative Agents, the Paying Agent or any Lender), Enterprise, Enterprise GP, EOLP or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any party to a Loan Document (other than the Co-Administrative Agents, the Paying Agent or any Lender), Enterprise, Enterprise GP, EOLP or any Material Subsidiary shall become unable, admits in writing its inability or fails generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $25,000,000 shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, its Subsidiaries and Enterprise GP in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods;

(m) the Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected first priority Lien on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing;

(n) [reserved];

(o) a Change in Control shall occur;

(p) this Agreement or any other Loan Document ceases to be valid and binding on the Borrower, any of its Subsidiaries or Enterprise GP party thereto in any material respect or is declared, by a court of competent jurisdiction, null and void in any material respect, or the validity or enforceability thereof is contested by Borrower, any Subsidiary or Enterprise GP or Borrower, any Subsidiary or Enterprise GP denies it has any or further liability under this Agreement or under the other Loan Documents to which it is a party or there shall occur a “Default” or “Event of Default” as defined in any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Paying Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints the Paying Agent and each Co-Administrative Agent as its agent and authorizes the Paying Agent and each Co-Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Paying Agent and each Co-Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The banks serving as the Paying Agent and Co-Administrative Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not serving in such agency capacity, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any Subsidiary or Enterprise GP or other Affiliate thereof as if it were not an agent hereunder.

The Paying Agent and Co-Administrative Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Paying Agent and Co-Administrative Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Paying Agent and Co-Administrative Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Paying Agent and Co-Administrative Agents is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Paying Agent and Co-Administrative Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of its Subsidiaries or Enterprise GP that is communicated to or obtained by any of them while serving as Paying Agent or Co-Administrative Agents, as applicable, or by any of their respective Affiliates in any capacity. The Paying Agent and Co-Administrative Agents shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Paying Agent and Co-Administrative Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Paying Agent and Co-Administrative Agents by the Borrower or a Lender, and the Paying

Agent and Co-Administrative Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to them.

The Paying Agent and Co-Administrative Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Paying Agent and Co-Administrative Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Paying Agent and Co-Administrative Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Paying Agent and Co-Administrative Agents may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Person. The Paying Agent and Co-Administrative Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Paying Agent and Co-Administrative Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Paying Agent and Co-Administrative Agents.

Subject to the appointment and acceptance of a successor Paying Agent and Co-Administrative Agents as provided in this paragraph, the Paying Agent or a Co-Administrative Agents may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Paying Agent or Co-Administrative Agent, as applicable, gives notice of its resignation, then the retiring Paying Agent or Co-Administrative Agent, as applicable, may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders, appoint a successor Paying Agent or Co-Administrative Agent, as applicable, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Paying Agent or Co-Administrative Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Paying Agent or Co-Administrative Agent, as applicable, and the retiring Paying Agent or Co-Administrative Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Paying Agent or Co-Administrative Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Paying Agent or Co-Administrative Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Paying Agent or Co-Administrative Agent, as applicable.

Each Lender acknowledges that it has, independently and without reliance upon the Paying Agent, the Co-Administrative Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Paying Agent, the Co-Administrative Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Neither the Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, neither the Documentation Agent nor the Syndication Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to each of the Documentation Agent and the Syndication Agent as it makes with respect to the Paying Agent and the Co-Administrative Agents in the immediately preceding paragraph of this Article VIII.

ARTICLE IX

Miscellaneous

Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows [confirm current addresses]:

(a) if to the Borrower, to it at 2707 North Loop West, Houston, Texas 77008, Attention of Treasurer (for delivery) (Telecopy No. 713/803-8200);

(b) if to the Paying Agent, to Citicorp North America, Inc., 2 Penns Way, Suite 200, New Castle, Delaware 19720, Attention of EPCO, Inc. Account Officer (Telecopy No. 212.994.0961), with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002, Attention of EPCO, Inc. Account Officer (Telecopy No. 713.654.2849);

(c) if to the Co-Administrative Agents, to (i) Citicorp North America, Inc., 2 Penns Way, Suite 200, New Castle, Delaware 19720, Attention of EPCO, Inc. Account Officer (Telecopy No. 212.994.0961), with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002, Attention of EPCO, Inc. Account Officer (Telecopy No. 713.654.2849);

and (ii) Lehman Commercial Paper, Inc., 745 7th Avenue, New York, New York 10019, Attention Michael Herr (Telecopy No.                     ); and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, to the Borrower and the Paying Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Paying Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Paying Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Paying Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Paying Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) release any party from its obligations under the Security Instruments or release all or substantially all of the property covered by the Security Instruments except as otherwise provided therein, without the prior written consent of all Lenders, (v) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, or any other section of this Agreement that requires pro rata treatment of the Lenders, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Paying Agent hereunder without the prior written consent of the Paying Agent.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Co-Administrative Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of one law firm as counsel for the Co-Administrative Agents, in connection with the syndication (before or after the date hereof) of the credit facilities provided for herein, the negotiation, preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Co-Administrative Agents or any Lender, including the fees, charges and disbursements of any counsel for the Co-Administrative Agents or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Paying Agent, each Co-Administrative Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any of its Subsidiaries or Enterprise GP, or any Environmental Liability related in any way to the Borrower, any of its Subsidiaries or Enterprise GP, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes among or between the Paying Agent, a Co-Administrative Agent, Lenders and/or their respective Related Parties.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Paying Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Paying Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Paying Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Paying Agent, each Co-Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Paying Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Paying Agent) shall not be less than [$5,000,000] unless each of the Borrower and the Paying Agent otherwise consent, (iii) each partial assignment shall result in each of the assignor and the assignee retaining a Commitment of not less than [$5,000,000] and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Paying Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Paying Agent an Administrative Questionnaire and (vi) no assignment to a Foreign Bank shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such Foreign Bank for which the Borrower would be or become responsible under Section 2.17; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall, with respect to the interest assigned, be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Paying Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York (the address of which shall be made available to any party to this Agreement upon request) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Paying Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Paying Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, or the Paying Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Paying Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender and has zero withholding at the time of participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Paying Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Paying Agent and the Co-Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Co-Administrative Agents and when the Co-Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Required Lenders have directed the Paying Agent to accelerate under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Paying Agent, the Co-Administrative Agents or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Paying Agent, the Co-Administrative Agents, the Syndication Agent, the Documentation Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Paying Agent, the Co-Administrative Agents, the Syndication Agent, the Documentation Agent or any Lender on a nonconfidential basis from a source other than the Borrower and its Related Parties. Notwithstanding anything herein to the contrary, Information shall not include, and the Paying Agent, the Co-Administrative Agents, the Syndication Agent, the Documentation Agent and each Lender may disclose without limitation of any kind, any Information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Person relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains Information concerning the tax treatment or tax structure of the Transactions as well as other Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and Transactions contemplated hereby. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Paying Agent, the

Co-Administrative Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein or in any other Loan Document to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14. Reserved.

Section 9.15. Separateness. The Lenders acknowledge (i) the separateness as of the date hereof of the Borrower, Enterprise and Enterprise GP from each other and from other Persons, (ii) that the lenders and noteholders under credit agreements with Enterprise and Enterprise GP have likely advanced funds thereunder in reliance upon the separateness of the Borrower, Enterprise and Enterprise GP from each other and from other Persons, (ii) that each of the Borrower, Enterprise and Enterprise GP have assets and liabilities that are separate from those of each other and from those of other Persons, (iv) that the Loans and other obligations owing under the Loan Documents have not been guaranteed by Enterprise or any of its subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee any of the Loan Documents or obligations thereunder, the Lenders shall look solely to the Borrower and its property and assets, and any property pledged as collateral with respect to the Loan Documents, for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any obligations owing to the Lenders under the Loan Documents and that none of Enterprise, Enterprise GP and their respective subsidiaries is personally liable to the Lenders for any amounts payable or any liability under the Loan Documents.

Section 9.16. USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENTERPRISE GP HOLDINGS L.P.,
a Delaware limited partnership

By:	EPE Holdings, LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

SIGNATURE PAGE

CITICORP NORTH AMERICA, INC., individually and as Co-Administrative Agent and Paying Agent

By:
Name:	J. Christopher Lyons
Title:	Director

SIGNATURE PAGE

LEHMAN COMMERCIAL PAPER INC., individually and as Co-Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE

,
individually and as Syndication Agent

By:
Name:
Title:

SIGNATURE PAGE

,
individually and as Documentation Agent

By:
Name:
Title:

SIGNATURE PAGE

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Credit Commitment	Term Commitment	Total Commitment

Schedule 2.01

SCHEDULE 3.06

DISCLOSED MATTERS

None.

Schedule 3.06

SCHEDULE 3.12

SUBSIDIARIES

[Borrower to provide]

Schedule 3.12

SCHEDULE 6.02

PERMITTED LIENS

[Borrower to provide.]

Schedule 6.02

SCHEDULE 6.06

RESTRICTIVE AGREEMENTS

[None.]

Schedule 6.06 – Page 1

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of                     , 2005 (as amended and in effect on the date hereof, the “Credit Agreement”), among Enterprise GP Holdings L.P., the Lenders named therein, Citicorp North America, Inc., as Co-Administrative Agent and Paying Agent; and Lehman Commercial Paper, Inc., as Co-Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Paying Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Paying Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Paying Agent pursuant to Section 9.04(b) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Exhibit A – Page 1

Facility	Principal Amount Assigned	Percentage Assigned of Facility/ Commitment (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments)
Commitment Assigned:
Loans:

The terms set forth above are hereby agreed to:

[Name of Assignor] , as Assignor

By:
Name:
Title:

[Name of Assignee] , as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:

ENTERPRISE GP HOLDINGS L.P., a Delaware limited partnership

By:	EPE Holdings, LLC, a Delaware limited liability company

By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as Paying Agent

By:
Name:
Title:

Exhibit A – Page 2

EXHIBIT B

FORM OF BORROWING REQUEST

Dated                     ,200

Citicorp North America, Inc.,

as Paying Agent

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attn: EPCO, Inc. Account Officer

Ladies and Gentlemen:

This Borrowing Request is delivered to you by Enterprise GP Holdings L.P., a Delaware limited partnership (the “Borrower”), under Section 2.03 of the Credit Agreement dated as of                     , 2005 (as further restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, Citicorp North America, Inc., as Co-Administrative Agent and Paying Agent; and Lehman Commercial Paper, Inc., as Co-Administrative Agent.

1. The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal amount of $                     (the “Loan” or the “Loans).1

2. The Borrower hereby requests that the Loan or Loans be made on                     , 200    :

3. The Borrower hereby requests that the Loan or Loans bear interest at the following interest rate, plus the Applicable Rate, as set forth below:

Type of Loan	Principal Amount	Interest Rate	Interest Period(if applicable)	Last day of Interest Period(if applicable)

4. The Borrower hereby requests that the funds from the Loan or Loans be disbursed to the following bank account:                                         .

5. After giving effect to the requested Loan, the sum of the Credit Exposures does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[1]	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

Exhibit B – Page 2.01

6. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement will be satisfied on or before the date of such Loans, but if such conditions are not satisfied by such date and as a result the Loans are not funded as requested herein, the Borrower confirms its obligation to compensate the Lenders for breakage costs pursuant to Section 2.16 of the Credit Agreement.

7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this              day of                     , 200    .

ENTERPRISE GP HOLDINGS L.P., a Delaware limited partnership

By:	EPE Holdings, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

cc:	Citicorp North America, Inc.

333 Clay Street, Suite 3700

Houston, Texas 77002

Attn: Enterprise GP Holdings L.P. Account Officer

Exhibit B – Page 2

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Dated

Citicorp North America, Inc.,

as Paying Agent

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attn: EPCO, Inc. Account Officer

Ladies and Gentlemen:

This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.08 of the Credit Agreement dated as of                     , 2005 (as further restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Enterprise GP Holdings L.P., a Delaware limited partnership (the “Company”), the Lenders party thereto (the “Lenders”), Citicorp North America, Inc., as Co- Administrative Agent and Paying Agent; and Lehman Commercial Paper, Inc., as Co-Administrative Agent.

1. This Interest Election Request is submitted for the purpose of:

(a) [Converting] [Continuing] a                      Loan [into] [as] a                      Loan.1

(b) The aggregate outstanding principal balance of such Loan is $                    .

(c) The last day of the current Interest Period for such Loan is                     .2

(d) The principal amount of such Loan to be [converted] [continued] is $                    .3

(e) The requested effective date of the [conversion] [continuation] of such Loan is                     .4

(f) The requested Interest Period applicable to the [converted] [continued] Loan is                     .5

[1]	Delete the bracketed language and insert “Alternate Base Rate” or “LIBO Rate”, as applicable, in each blank.

[2]	Insert applicable date for any Eurodollar Loan being converted or continued.

[3]	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.

[4]	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.

[5]	Complete with an Interest Period in compliance with the Credit Agreement.

Exhibit C – Page 1

2. With respect to a Borrowing to be converted to or continued as a Eurodollar Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the Borrowing requested herein.

3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this      day of                     ,         .

ENTERPRISE GP HOLDINGS L.P.,
a Delaware limited partnership

By:	EPE Holdings, LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

cc:	Citicorp North America, Inc.

333 Clay Street, Suite 3700

Houston, Texas 77002

Attn: Enterprise GP Holdings L.P. Account Officer

Exhibit C – Page 2

EXHIBIT D

OPINIONS OF COUNSEL FOR THE BORROWER

Exhibit D – Page 1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the                                  of Enterprise GP Holdings L.P., a Delaware limited partnership (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of                     , 2005 (as further restated, amended, modified, supplemented and in effect from time to time, the “Agreement”), among the Borrower, the lenders that are or become a party thereto (the “Lenders”), Citicorp North America, Inc., as Co-Administrative Agent and Paying Agent; and Lehman Commercial Paper, Inc., as Co-Administrative Agent, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);

(a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the reasonable details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]

(b) Attached hereto are the reasonably detailed computations necessary to determine whether the Borrower is in compliance with Section 6.07(a) and Section 6.07(b) of the Agreement as of the end of the [fiscal quarter][fiscal year] ending                                 .(c) Attached hereto are the reasonably detailed computations which demonstrate cumulative Excess Distributable Amount through the fiscal quarter ending                             .

EXECUTED AND DELIVERED this      day of                     , 200_.

ENTERPRISE GP HOLDINGS L.P.,
a Delaware limited partnership

By:	EPE Holdings, LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

Exhibit E – Page 1

EXHIBIT F-1

FORM OF REVOLVING CREDIT NOTE

$	, 200

Enterprise GP Holdings L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to                                                               (the “Lender”), or to its order, at the payment office of CITICORP NORTH AMERICA, INC., as Paying Agent, at [                                         ], the principal sum of                                                   AND NO/100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Credit Loans, at such office, in like money and funds, for the period commencing on the date of each such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This note evidences the Revolving Credit Loans owed to the Lender under that certain Credit Agreement dated as of                     , 2005, by and among the Borrower, Citicorp North America, Inc., individually and as Paying Agent and Co-Administrative Agent, Lehman Commercial Paper, Inc., individually and as Co-Administrative Agent,                                     , individually and as Syndication Agent,                             , individually and as Documentation Agent, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Revolving Credit Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Revolving Credit Loan received by the Lender and the Interest Periods and interest rates applicable to each Revolving Credit Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Revolving Credit Loans.

This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.

Except only for any notices which are specifically required by the Credit Agreement or the other Loan Documents, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and

Exhibit F-1 – Page 1

notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Revolving Credit Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.

This note is issued pursuant to and is entitled to the benefits of the Credit Agreement and is secured by the Security Instruments.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

ENTERPRISE GP HOLDINGS L.P.,
a Delaware limited partnership

By:	EPE Holdings, LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

Exhibit F-1 – Page 2

SCHEDULE A

TO

REVOLVING CREDIT NOTE

This note evidences each Revolving Credit Loan owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Revolving Credit Loan, subject to the payments of principal set forth below:

SCHEDULE

OF

REVOLVING CREDIT LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Interest Period	Rate	Principal Amount of Loan	Amount of Interest Paid or Prepaid	Interest Paid	Balance of Loans	Notation Made by

Schedule A to Exhibit F – Page 1

EXHIBIT F-2

FORM OF TERM NOTE

$	, 200

Enterprise GP Holdings L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to                                                                       (the “Lender”), or to its order, at the payment office of CITICORP NORTH AMERICA, INC., as Paying Agent, at 399 Park Avenue, New York, New York 10043, the principal sum of                                                           AND NO/100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Term Loans, at such office, in like money and funds, for the period commencing on the date of each such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This note evidences the Term Loan owed to the Lender under that certain Credit Agreement dated as of                     , 2005, by and among the Borrower, Citicorp North America, Inc., individually and as Paying Agent and Co-Administrative Agent, Lehman Commercial Paper, Inc., individually and as Co-Administrative Agent,                                     , individually,                             , individually and as Syndication Agent,                                                          , individually and as Documentation Agent, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Term Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Term Loan received by the Lender and the Interest Periods and interest rates applicable to each Term Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Term Loans.

This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.

Except only for any notices which are specifically required by the Credit Agreement or the other Loan Documents, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for

Exhibit F-2 – Page 1

payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Term Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.

This note is issued pursuant to and is entitled to the benefits of the Credit Agreement and is secured by the Security Instruments.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

ENTERPRISE GP HOLDINGS L.P.,
a Delaware limited partnership

By:	EPE Holdings, LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

Exhibit F-2 – Page 2

SCHEDULE A

TO

TERM NOTE

This note evidences the Term Loan owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Loan, subject to the payments of principal set forth below:

SCHEDULE

OF

TERM LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Interest Period	Rate	Principal Amount of Loan	Amount of Interest Paid or Prepaid	Interest Paid	Balance of Loans	Notation Made by

Schedule A to Exhibit F-2 – Page 1

EXHIBIT G

LIST OF SECURITY INSTRUMENTS

(1)	Pledge and Security Agreement from Enterprise GP Holdings L.P. covering 13,454,498 Enterprise Common Units.

(2)	Pledge and Security Agreement from Enterprise GP Holdings L.P. covering 100% of the membership interests of Enterprise Products GP, LLC.